Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 16, 2011 (except for notes 14 and 19, as to which the date is September 30, 2011) relating to the consolidated financial statements and our report dated March 16, 2011 relating to the effectiveness of internal control over financial reporting, which appear in the 2010 Annual Report on Form 10-K/A for the year ended December 31, 2010.

BAKER TILLY HONG KONG LIMITED
Certified Public Accountants
Hong Kong

  6 DEC 2011